UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    October 17, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:    (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     Dana Corporation (Dana) and certain of its subsidiaries (collectively, the Debtors) are operating under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code). The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) are pending in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), where they have been consolidated under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL).
     On October 17, 2007, Dana obtained the approval of the Bankruptcy Court to implement an amended and restated agreement with International Business Machines Corporation (IBM) dated as of September 30, 2007, under which IBM will continue to provide human resources services for Dana’s current and retired employees. Dana and IBM had originally entered into the agreement on March 31, 2005, prior to the commencement of the Bankruptcy Cases.
     Under the agreement, IBM provides management and administrative services with respect to payroll and benefits, compensation, service recognition, and employee records management. By amending the agreement, Dana and IBM have agreed, principally, to (i) shorten the initial term of the agreement (originally 10 years, now reduced to 7.75 years, expiring on December 31, 2012, unless extended), (ii) reduce the overall scope of the various functions and responsibilities to be provided by IBM (IBM will disengage from certain originally contemplated services and Dana will resume performing such services internally), and (iii) limit the geographic reach of the agreement to the United States and Canada (the agreement originally contemplated global services on a country by country basis). As a result of these changes, among others, the fees payable by Dana to IBM on account of the services to be provided by IBM under the agreement have been correspondingly reduced. Dana anticipates that it will pay annual fees for the services during the remaining term of the amended agreement from 2007 through 2012 averaging approximately $10 million (as opposed to $15.6 million under the original agreement).
     In addition, Dana has agreed to provide for the assumption and assignment of the amended IBM agreement pursuant to Dana’s recently filed plan of reorganization. At the time of, and subject to, such assumption, Dana will pay IBM approximately $4.1 million as a cure payment on account of pre-petition charges due under the agreement. The parties have further agreed to release any other potential charges under the agreement based on matters arising prior to September 30, 2007 (except for the foregoing cure payment, any billings and credits that are still being processed in the ordinary course of business for services rendered by IBM on and after July 31, 2007, and any rights to indemnification between the parties based on possible third party claims).

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: October 17, 2007	By:	/s/ Marc S. Levin
Marc S. Levin
Acting General Counsel and Acting Secretary